Exhibit 99.1

Global Net Lease, Inc. (NYSE:GNL) Q4 Earnings Conference Call

Operator

Good afternoon and welcome to the Global Net Lease Fourth Quarter and Full Year 2021 Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Louisa Quarto, Executive Vice President. Please go ahead.

Louisa Quarto

Thank you, operator. Good afternoon everyone and thank you for joining us for GNL's fourth quarter and year-end 2021 Earnings Call. This call is being webcast in the Investor Relations section of GNL's website at www.globalnetlease.com. Joining me today on the call to discuss the quarter’s results are Jim Nelson, GNL’s Chief Executive Officer and Chris Masterson, GNL’s Chief Financial Officer.

The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including Form 10-K for the year ended December 31, 2020 filed on February 26, 2021 and all other filings with the SEC after that date for a more detailed discussion of the risk factors that could cause these differences.

Any forward-looking statements provided during this conference call are only made as of the date of this call. As stated in our SEC filings, GNL disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release and supplement which are posted to our website at www.globalnetlease.com. Please also refer to our earnings release for more detailed information about what we consider to be implied investment grade tenants, a term we will use throughout today's call.

I will now turn the call over to our CEO, Jim Nelson. Jim?

James Nelson

Thank you, Louisa, and thanks again to everyone for joining us on today’s call. Last year was one of the strongest we've had since I became CEO in 2017, with accretive marquee transactions that added to our industry diversity across the US and Europe, strong leasing activity, and a growing focus on net-leased industrial and distribution properties. This morning I will briefly discuss these initiatives, and Chris will provide details on our fourth quarter and full year 2021 highlights, before taking your questions.

At year-end, our best-in-class, $4.7 billion dollar portfolio consisted of 309 properties in the United States, Canada, the UK and Europe, diversified across 138 tenants and 51 separate industries. Our property mix at the end of the year was 54% industrial and distribution, and 42% office, with 4% comprising legacy, long-term leased retail. Portfolio occupancy at the year-end was 99.0% with a weighted-average remaining lease term of 8.3 years. Sixty-three percent of our annualized straight-line rent was derived from Investment Grade or Implied Investment Grade tenants. Our portfolio's occupancy rate, weighted-average remaining lease term and credit quality compares favorably to our investment-grade rated peers. With limited near-term expirations, embedded contractual rent increases in 94% of leases and strong external growth rates, we believe we are well positioned to create shareholder value.

We were quite active pursuing external growth opportunities during 2021. We closed on almost $500 million of Industrial and mission-critical office acquisitions. Among the properties we acquired during the past year were the McLaren headquarters and R&D facility in England, Trafalgar Court leased to Northern Trust, which is a Class A premier office property in the Channel Islands, and Walmart's cutting-edge training facility in the US, as well as properties leased to Schlumberger. The weighted-average cap rate for acquisitions closed in 2021 was 8.9% with a weighted-average remaining lease term of 17.2 years at closing. The fourth quarter was particularly active, as we closed almost $171 million of transactions. Over $116 million of these acquisitions closed in December and, as a result, did not meaningfully contribute to our fourth quarter or full year results. In fact, fourth quarter acquisitions only contributed $300 thousand of NOI in the fourth quarter, compared to $1.9 million in expected NOI for a full quarter of ownership. We expect to see the accretive impact of these acquisitions in our first quarter, 2022 results.

One of the largest acquisitions in the fourth quarter was the previously mentioned Walmart Learning Center that we acquired for $40.6 million. This 90,000 square foot property is the primary digital and onsite training and development facility for Walmart associates world-wide. The new-construction training center we acquired is part of the company's new headquarters campus and has a remaining lease term of seven years. The lease includes 1.5% annual rent escalations and adds a world-class tenant with excellent AA credit to our portfolio.

The Walmart acquisition, as with the McLaren and Trafalgar Court transactions in prior quarters, came to us, in part, as a result of our global relationship network and our growing reputation as a dependable, well-funded buyer that is capable of completing sale-leaseback transactions with world-class tenants. The cross-border capabilities of GNL to complete transactions across multiple continents and countries, in different currencies, and on time is a differentiating factor that we continue to leverage to our advantage.

We also continue to evaluate the portfolio to maximize value. To that point, last year we disposed of 21 properties for $49.6 million that we believe had reached maximum value for us. Specifically, we sold a group of retail properties in Puerto Rico for $28.0 million as part of our ongoing efforts over the last two years to actively and thoughtfully reduce our exposure to non-core assets, such as retail properties.

In addition to growing through acquisitions that are focused on Industrial and Distribution properties, we also had an active year on the leasing front. In 2021, we executed eleven lease extensions and expansions that total 1.5 million square feet, or 3.9% of our total portfolio. The lease extensions increased the weighted average remaining lease term for these tenants to 8.9 years from 3.9 years at the time of signing and resulted in total net straight-line-rent increases for these leases of approximately $96 million over the new weighted-average remaining lease term. Tenants who signed strategic lease extensions include both U.S. and Europe-based tenants such as FedEx and the Aztec Group. As of year-end, our lease expiration schedule includes only 3% of our portfolio, by square feet, that will be up for renewal in 2022 and 5% in 2023. Seventy-two percent of our leases by square feet don't expire until 2026 or beyond. We believe our proactive approach to leasing renewals and the mission-critical nature of many of our assets, combined with our strong relationships with tenants, will result in very stable NOI growth for GNL for many years to come.

Our team's hard work and dedication to building and operating a world-class portfolio has yielded measurable results, as evidenced by the many important measures by which GNL has met or exceeded pre-pandemic performance levels. Adjusted EBITDA increased 34% to $80.5 million in the fourth quarter 2021 compared to $60.1 million in the first quarter of 2020. Cash NOI grew 33% to $93.8 million during the same period. AFFO per share was consistent at $0.44 when compared to the first quarter 2020, while our portfolio grew by over 5 million square feet. We believe that these positive results have yet to be fully valued by the investment community, and that there is significant upside that has been created, but not fully appreciated in our valuation.

For the full year ended December 31st we also produced meaningful year-over year growth. I'll let Chris get into the details, but we grew revenue and NOI both by over 18% in the last year. Core FFO grew by 26% and AFFO increased by 8% to $173.5 million, or $1.77 per share. For the fourth quarter, AFFO per share was $0.44, consistent with last quarter. Fourth quarter net income, FFO and AFFO were negatively impacted by an elevated income tax expense which included one-time true ups related to the prior year 2020 tax returns filed in 2021 and does not represent our expected quarterly income tax run rate going forward.

We remain committed to executing on our global investment strategy by leveraging our unique capacity to acquire assets throughout North America and Europe; last year was a testament to the effectiveness of our strategy. We believe that we closed out 2021 with strong operational momentum which will propel GNL to another strong year in 2022. We remain well-positioned to take advantage of evolving real estate markets and benefit from the added diversification that comes with holding a balanced portfolio of global assets located in numerous economic regions and our focus on industrial and distribution assets. We believe our demonstrated ability to underwrite transactions with an eye toward long-term value and our reputation as a preferred sale-leaseback partner is what continues to set GNL apart in the net lease sector. We will continue to execute on our strategy in 2022 and beyond as we grow GNL’s global and diversified portfolio.

I'll turn the call over to Chris to walk through the operating results in more detail and before I follow up with some closing remarks. Chris?

Chris Masterson

For 2021, revenue increased 18.5% to $391.2 million from $330.1 million in the prior year, with a net loss attributable to common stockholders of $8.7 million. We recorded a 19.4% increase in Adjusted EBITDA, FFO of $170.4 million, or $1.73 per share, and AFFO of $173.5 million, or $1.77 per share. The company paid common stock dividends of $156.2 million, or $1.60 per share, in 2021. As always, a reconciliation of GAAP net income to the non-GAAP measures can be found in our earnings release and supplement.

In the fourth quarter, revenue grew 22.4%, to $106.5 million, on a year over year basis. FFO was $43.5 million or $0.42 per share, and AFFO was $46.0 million or $0.44 per share. During the quarter, the company paid common stock dividends of $41.6 million. As Jim mentioned, fourth quarter net income, FFO and AFFO had an increased income tax expense compared to the prior quarters this year as it included the impact of one-time true ups related to the tax filing for the prior year. In particular, there was a $1.9 million true up for the UK 2020 tax return which had an approximately $0.02 per share negative impact that reduced the AFFO per share from $0.46 to $0.44.

Our balance sheet ended the fourth quarter with net debt of $2.4 billion at a weighted-average interest rate of 3.4%. Our net debt to adjusted EBITDA ratio was 7.3x at the end of the year. The weighted-average maturity at the end of the fourth quarter 2021 was 4.2 years. The components of our debt include $225.6 million on the multi-currency revolving credit facility, $280.3 million on the term loan, $1.4 billion of outstanding gross mortgage debt, and $500 million on our senior notes. This debt was approximately 89% fixed rate, which is inclusive of floating rate debt with in-place interest rate swaps. The company has a well-cushioned interest coverage ratio of 3.8x. As of December 31, 2021, liquidity was approximately $139.5 million, which comprises $89.7 million of cash on hand and $49.8 million of availability under the credit facility.

Our net debt to enterprise value was 55.6%, with an enterprise value of $4.3 billion based on the December 31, 2021 closing share price of $15.28 for common shares, $26.72 for Series A preferred shares, and $26.80 for Series B preferred shares.

With that, I'll turn the call back to Jim for some closing remarks.

James Nelson

Thank you Chris.

I am very pleased with the meaningful growth GNL achieved last year. Through half a billion dollars of primarily mission-critical industrial, distribution and office acquisitions, including tenants like Walmart, Schlumberger, Northern Trust and McLaren, we have expanded our portfolio and our profile. The leasing we executed last year added significant straight-line rent and weighted-average lease duration at the subject properties, contributing to many performance metrics meeting and exceeding pre-pandemic levels. We are well-positioned to continue to execute on accretive and exclusive transactions that will further enhance our portfolio, and I look forward to carrying that momentum into 2022.

With that, Operator, we can open the line for questions.

Question-and-Answer Session

Operator

[Operator Instructions].